News Release

Contact:	Media	Investors

	Mike McCoy (404) 408-8390	Kris Dickson (404) 827-6714

For Immediate Release
April 25, 2011

SunTrust Banks, Inc., Announces Appointments in Banking and

Finance Leadership

ATLANTA – SunTrust Banks, Inc. (NYSE: STI) today announced that SunTrust Chief Financial Officer Mark Chancy has been named Wholesale Banking Executive, a newly-created post. He assumes responsibility for the Corporate & Investment Banking, Diversified Commercial Banking, Treasury & Payment Solutions and Commercial Real Estate Banking lines of business, as well as the GenSpring Family Offices and RidgeWorth Investments subsidiaries.  In addition, Mr. Chancy retains oversight of the Company’s Corporate Development function, which includes its Merger & Acquisition, Performance Management, and Strategic Planning functions.

The Company also announced that Aleem Gillani, currently Corporate Treasurer, will succeed Mr. Chancy as Chief Financial Officer. Mr. Gillani will be responsible for all Corporate Finance functions — including Investor Relations, Treasury, Controller, Tax, Corporate Support Services and Enterprise Execution Services — and serve as Corporate Treasurer until a successor is named.

The appointments were approved at a meeting of the Company’s Board of Directors this afternoon.

Both executives will report to William H. Rogers, Jr., who was named President and Chief Executive Officer of the Company last week as part of a planned management transition with newly-named Executive Chairman James M. Wells III. That transition will formally conclude June 1, 2011.

“Aligning our wholesale banking businesses as one integrated organization will enable us to deliver the benefits of shared priorities, services and goals to both our clients and our shareholders,” said Mr. Rogers.  “Mark has been an outstanding Chief Financial Officer for our company and his deep understanding of our strengths and capabilities will enable him and his leadership team to capitalize on the clear interdependencies this combination of businesses represents.  I’m also delighted that Aleem will assume the duties of Chief Financial Officer.  He brings deep financial management experience and extensive industry knowledge to his new role.”

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Prior to being named Chief Financial Officer in 2004, Mr. Chancy served as SunTrust’s Corporate Treasurer for three years. A 25-year financial services industry veteran, he joined SunTrust in 2001 through its acquisition of Robinson-Humphrey where he had served as chief financial officer since 1997. Mr. Chancy joined the corporate finance department at The Robinson-Humphrey Company in 1989 after beginning his career with The First Boston Corporation in New York in 1986.

Mr. Chancy earned an MBA in finance from the J.L. Kellogg Graduate School of Management at Northwestern University and a bachelor’s degree, with a concentration in finance, at Southern Methodist University. Mr. Chancy is a member of the board of directors of SunTrust Robinson Humphrey, Inc. and also serves on the board of Children’s Healthcare of Atlanta.

Mr. Gillani was named SunTrust’s Corporate Treasurer in March 2010. Previously, he served as the Company’s Chief Market Risk Officer responsible for the area of the Company that identifies, measures, monitors and controls SunTrust’s market risk in the areas of trading risk, liquidity and securitization, and interest rate risk. Prior to joining SunTrust in 2007, he served as chief market risk officer at PNC Financial Services Group for three years after serving in a similar capacity for BankBoston and FleetBoston.

Mr. Gillani obtained degrees from York University and the Southern Alberta Institute of Technology as well as Certified Management Accountant (CMA) designation from the Society of Management Accountants of Canada. He is a graduate of the Advanced Management Program from Harvard Business School. Mr. Gillani is chair of the Market Risk Council at The Risk Management Association (RMA) and a member of the RMA Board of Directors. He is a member of the board of directors of SunTrust Robinson Humphrey, Inc. and also serves on the National Board of Trustees for the March of Dimes Foundation.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of March 31, 2011, SunTrust had total assets of $170.8 billion and total deposits of $124.0 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust’s Internet address is suntrust.com.

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